Exhibit 21.1

SUBSIDIARIES

Beltway Acquisition Corporation, d/b/a WMET
CTM Media Group, Ltd.
CTM Brochure Display of Puerto Rico, Inc.
CTM Media Group, Inc.
Idea and Design Works LLC
IDT Internet Mobile Group, Inc.
IDT Local Media, Inc.